CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2022 with respect to the consolidated financial statements included in the Annual Report of BBX Capital, Inc. on Form 10-K for the year ended December 31, 2021.  We consent to the incorporation by reference of said report in the Registration Statement of BBX Capital, Inc. on Form S-8 (File No. 333-258881).

/s/ GRANT THORNTON LLP

Fort Lauderdale, Florida

March 16, 2022